Exhibit 99.1

For Immediate Release

AUDIOEYE, INC. APPOINTS DR. CARR BETTIS AS CHAIRMAN OF THE BOARD AND
EXECUTIVE CHAIRMAN, SUCCEEDING PAUL ARENA

TUCSON, Arizona — (March 6, 2015) - AudioEye, Inc. (OTCQB: AEYE) (“AudioEye”), today announced that Dr. Carr Bettis will assume the role of Chairman of the Board of Directors and will also become Executive Chairman. Dr. Bettis succeeds Paul Arena who has served as the company’s Chairman of the Board/Executive Chairman since January 27, 2014. Dr. Bettis has been an active member of the Board since December 2012, and previously served as a company director from July 2007 to April 2010, as well as chaired the Compensation Committee.

“Paul has led AudioEye to its current market leading position in the field of accessibility and we thank him for his service and many contributions to the company.  We’re pleased that he will continue to assist the company as a consultant,” stated Nathaniel Bradley, Chief Executive Officer of AudioEye. “Dr. Carr Bettis is a gifted leader and trusted friend who has an elite entrepreneurial background and financial focus to guide us forward.  We’re honored to have him in his new roles at the company. We are at a very exciting point for our company.”

About Dr. Carr Bettis

Dr. Carr Bettis is a serially successful entrepreneur as the founder and chief architect of numerous market-leading financial science and technology innovations and businesses that have been acquired by Merrill Lynch, Thomson Financial (now Thomson Reuters), Primark/Disclosure (now Thomson Reuters), Institutional Shareholder Services (ISS), and Advanced Equities/GreenBook Financial (now First Allied Capital Management). Carr is Co-founder and Chairman of Verus Analytics, an 18 year quantitative financial technology company. He manages his family’s private equity portfolio via Fathom Lab and sits on other selected boards, including iMemories, Inc.

He is a former tenured professor and government appointee and maintains a clinical-affiliation with Arizona State University as Research Professor of Finance. His financial economics research has been published in the most prestigious academic and professional journals. He received his Ph.D. from Indiana University in 1992.

About AudioEye, Inc.

Incorporated in 2005, AudioEye focuses on achieving web access equality and usability for all people through technological expertise and innovation.

The AudioEye Web A11y Management Platform™ provides publishers full control over the accessibility of their web assets and web environments, allowing the publisher to recognize, remediate, and report its real-time accessibility status.

AudioEye is the creator of the world’s most inclusive, cloud-based, cross-platform/cross-browser, audible reader solution for accessible web browsing. AudioEye’s flagship product improves the user-friendliness of the web for all users, regardless of their unique abilities.

Whether an individual seeking improved access and usability, or a publisher looking to ensure the highest level of accessibility compliance and reach across electronic information technologies, AudioEye is Your Web Accessibility Ally™.

AudioEye’s common stock trades on the OTCQB under the symbol “AEYE”. Please visit www.audioeye.com for more information.

The company maintains offices in Tucson, New York, Atlanta and Washington, D.C.

Contact:

For further information, please contact:

Nathaniel Bradley

CEO

AudioEye, Inc.

(866) 331-5324

Or

RJ Falkner & Company, Inc.

Investor Relations Counsel

(830) 693-4400

info@rjfalkner.com

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